Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	August 2, 2012

Spectra Energy Partners Reports Second Quarter 2012 Results

•	Cash available for distribution of $53.1 million, up 18 percent over prior year

•	Reported net income of $46.9 million

•	19th consecutive quarterly cash distribution increase to $0.485 per unit

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported second quarter 2012 cash available for distribution of $53.1 million, compared with $45.1 million in the prior-year quarter. Net income was $46.9 million for the quarter, compared with $37.6 million in the second quarter 2011. Distributions per limited partner unit for the quarter were $0.485, compared with $0.465 per limited partner unit for the second quarter 2011.

The increases in both net income and cash available for distribution were the result of the addition of the Big Sandy Pipeline and East Tennessee’s Northeastern Tennessee (NET) assets to our portfolio in July and September 2011, respectively. These increases were partially offset by lower revenues at Ozark.

“This was another good quarter for Spectra Energy Partners, demonstrating that our partnership continues to deliver consistent, reliable results,” said Julie Dill, president and chief executive officer. “And we continue to add value for our unitholders with our 19th consecutive quarterly increase in cash distributions.”

Results from Operations

Spectra Energy Partners reported operating income of $31.1 million for the second quarter 2012, compared with $15.3 million for the prior-year quarter. Earnings from the Big Sandy acquisition and the East Tennessee NET expansion were partially offset by lower revenues at Ozark.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $14.5 million of equity earnings from its 49 percent interest in Gulfstream in the second quarter 2012, a decrease of $0.9 million from the prior-year quarter. The decrease was driven by higher operating expenses in the second quarter 2012 compared with the prior-year quarter due to pipeline integrity costs.

Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $18.9 million, compared to $19.8 million in the second quarter 2011.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $9.3 million of equity earnings from its 50 percent interest in MHP in the second quarter 2012, compared with $11.4 million in the prior-year quarter. The decrease was driven by expected lower revenues and higher maintenance costs.

Spectra Energy Partners’ share of MHP’s cash available for distribution was $10.5 million, compared to $12.5 million in the second quarter 2011.

Interest Expense

Interest expense was $7.7 million, compared to $5.3 million for the prior year, reflecting $500 million of senior notes issued in June 2011.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners invested $11.6 million in expansion and maintenance capital projects in the Gas Transportation and Storage segment and an additional $4.1 million in expansion projects for MHP. Capital expenditures for expansion projects are for the final completion of projects placed into commercial service in 2011 at Gas Transportation and Storage segment and MHP.

Additional Information

The company will discuss its second quarter 2012 performance in greater detail during the analyst conference call today. The call is scheduled for 10:00 a.m. CT today, August 2, 2012. The webcast and conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s website, or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 97598398.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 12 p.m. CT, August 2, 2012, until 5 p.m. CT, October 31, 2012, by dialing (800) 585-8367 with Conference ID 97598398. The international replay number is (404) 537-3406 with Conference ID 97598398. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ website at http://www.spectraenergypartners.com.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the Securities and Exchange Commission (SEC).

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less interest expense, net cash paid for income taxes, maintenance capital expenditures, and other non-cash items affecting net income. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,200 miles of transmission and gathering pipeline and approximately 57 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.6 Bcf of natural gas per day from growing supply areas to high-demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

June 2012

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011(c)	2012	2011(c)
STATEMENTS OF OPERATIONS

Operating revenues	$58.7	$43.0	$120.6	$94.2
Operating expenses	27.6	27.7	56.4	53.8

Operating income	31.1	15.3	64.2	40.4
Equity in earnings of unconsolidated affiliates	23.8	26.8	51.2	54.6
Other income and expenses, net	0.1	0.8	0.1	1.3
Interest income	—	0.2	—	0.3
Interest expense	7.7	5.3	15.4	9.5

Earnings before income taxes	47.3	37.8	100.1	87.1
Income tax expense	0.4	0.2	0.8	0.6

Net income	$46.9	$37.6	$99.3	$86.5

Adjusted EBITDA (a)	$40.4	$22.7	$82.8	$55.6
Cash Available for Distribution (b)	$53.1	$45.1	$119.3	$103.9
Weighted average units outstanding
Limited partner units	96.3	90.5	96.3	89.8
General partner units	2.0	1.8	2.0	1.9
Net income per limited partner unit	$0.42	$0.36	$0.89	$0.86
Declared cash distribution per limited partner unit	$0.485	$0.465	$0.965	$0.925

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures—Gas Transportation & Storage	$11.6	$15.1	$16.9	$31.9
Investment expenditures
Gulfstream—49.0%	—	—	—	3.8
Market Hub—50%	4.1	7.0	13.2	9.1

Total capital and investment expenditures	$15.7	$22.1	$30.1	$44.8

			June 30, 2012	December 31, 2011
DEBT			$718.5	$707.5

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less interest expense, cash paid for income tax expense, maintenance capital expenditures, excluding the impact of reimbursable projects, and other non-cash amounts. Cash Available for Distribution does not reflect changes in working capital balances.
(c)	Cash Available for Distribution for the three and six months ended June 30, 2011 has been revised to reflect the refinement to our definition that was effective January 1, 2012.

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Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011(a)	2012	2011(a)
Net income	$46.9	$37.6	$99.3	$86.5
Add:
Interest expense	7.7	5.3	15.4	9.5
Income tax expense	0.4	0.2	0.8	0.6
Depreciation and amortization	9.3	7.4	18.6	15.2
Less:
Equity in earnings of Gulfstream	14.5	15.4	29.8	32.2
Equity in earnings of Market Hub	9.3	11.4	21.4	22.4
Interest income	—	0.2	—	0.3
Other income and expenses, net	0.1	0.8	0.1	1.3

Adjusted EBITDA	40.4	22.7	82.8	55.6
Add:
Cash Available for Distribution from Gulfstream	18.9	19.8	38.5	40.3
Cash Available for Distribution from Market Hub	10.5	12.5	24.0	24.7
Preliminary project costs, net	—	—	—	—
Less:
Interest expense	7.7	5.3	15.4	9.5
Cash paid for income tax expense	—	—	—	—
Maintenance capital expenditures	9.2	4.7	10.9	7.3
Other	(0.2)	(0.1)	(0.3)	(0.1)

Cash Available for Distribution	$53.1	$45.1	$119.3	$103.9

(a) Cash Available for Distribution for the three and six months ended June 30, 2011 has been revised to reflect the refinement to our definition that was effective January 1, 2012.

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Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011(a)	2012	2011(a)
Net income	$29.6	$31.5	$60.8	$65.8
Add:
Interest expense	17.7	17.5	35.2	34.7
Depreciation and amortization	8.9	8.8	17.8	17.6
Less:
Other income and expenses, net	—	(0.1)	—	0.3

Adjusted EBITDA—100%	56.2	57.9	113.8	117.8
Add:
Preliminary project costs, net	0.1	0.2	0.4	0.4
Less:
Interest expense	17.7	17.5	35.2	34.7
Maintenance capital expenditures	0.2	0.2	0.5	0.9
Other	—	—		0.3

Cash Available for Distribution—100%	$38.4	$40.4	$78.5	$82.3

Adjusted EBITDA—49.0%	$27.6	$28.4	$55.8	$57.7
Cash Available for Distribution—49.0%	$18.9	$19.8	$38.5	$40.3

(a)	Cash Available for Distribution for the three and six months ended June 30, 2011 has been revised to reflect the refinement to our definition that was effective January 1, 2012.

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Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income	$18.7	$22.7	$42.9	$44.8
Add:
Interest benefit	—	—	(0.1)	—
Income tax expense (benefit)	(0.1)	—	—	0.1
Depreciation and amortization	2.9	2.7	5.7	5.3
Less:
Interest income	0.1	—	0.1	0.1
Other income and expenses, net	—	—	—	—

Adjusted EBITDA—100%	21.4	25.4	48.4	50.1
Less:
Interest benefit	—	(0.1)	(0.1)	(0.1)
Cash paid for income tax expense	—	—	—	—
Maintenance capital expenditures	0.4	0.4	0.5	0.8

Cash Available for Distribution—100%	$21.0	$25.1	$48.0	$49.4

Adjusted EBITDA—50%	$10.7	$12.7	$24.2	$25.1
Cash Available for Distribution—50%	$10.5	$12.5	$24.0	$24.7

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